UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.
Trian Partners Strategic Investment Fund, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian SPV (SUB) VIII, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G II, L.P.
Nelson Peltz
Peter W. May
Edward P. Garden
John H. Myers
Arthur B. Winkleblack
Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On March 20, 2015, Trian Fund Management, L.P. (“Trian”) sent the following letter to the Editor of Fortune regarding Chemtura Corporation and Uniroyal Chemical:

Trian Fund Management, L.P.
280 Park Avenue, New York, NY 10017
T: 212 451-3000 F: 212 451-3134

March 20, 2015

To The Editor:

In the last 3-1/2 months, Stephen Gandel has written seven stories in Fortune regarding Nelson Peltz and Trian, and we believe an objective reader would conclude there is a pattern of bias. Most recently, in “The two deals haunting Nelson’s Peltz’s fight for DuPont,” Mr. Gandel ignored factual information Trian provided to him that undercuts his preconceived view that Mr. Peltz is not qualified to be a director of DuPont. These facts were all readily verifiable by reviewing SEC filings, but Mr. Gandel chose not to include them in his highly misleading portrait of our involvement with Uniroyal Chemical and Chemtura. We believe your readers deserve to have the same facts we provided to Fortune. They are as follows:

A company controlled by Nelson Peltz and Peter May acquired Uniroyal Chemical for $710 million in 1986. It was sold in October 1989 for $800 million. During that period of ownership, annualized cash flow (EBITDA) nearly doubled from approximately $92 million to approximately $180 million. EBITDA to interest coverage was nearly two times in 1989.

Trian invested less than $100 million in Chemtura in 2006 and Ed Garden was invited to join the board in early 2007. The company met or beat consensus expectations for four consecutive quarters beginning with the fourth quarter of 2007, after missing expectations for the previous five quarters. During Mr. Garden’s tenure on the Board, Chemtura’s debt levels were essentially flat. However, in 2008, the credit markets collapsed and Chemtura was unable to refinance a bond maturity, despite having ample credit lines prior to the collapse. In March 2009, it filed for bankruptcy, as did many other chemical and industrial companies such as LyondellBasell and General Motors, where DuPont’s CEO, Ellen Kullman, served on the audit committee from 2005 to 2008. Under more normal market conditions, Chemtura believed it would have been able to refinance its debt, according to an SEC filing it made in 2009. Importantly, the Chemtura shareholders recovered value for their equity, unlike the GM shareholders who were completely wiped out.

We are confident that DuPont shareholders won’t buy the premise of Mr. Gandel’s article that Nelson Peltz would not be a good board member at DuPont based on Trian’s involvement at Chemtura, which was bankrupted by a “black swan” event, and the Uniroyal Chemical deal from over 25 years ago. We believe Fortune’s time would be better spent probing the consistent operating underperformance at DuPont.

Sincerely,

Nelson Peltz	Peter May	Ed Garden
Founding Partner &	Founding Partner &	Founding Partner &
Chief Executive	President	Chief Investment
Officer		Officer

Additional Information

Trian and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”) together with other Participants (as defined below), intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company (the “Company”), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in the first amendment to the preliminary proxy statement filed by Trian Partners and the other Participants with the SEC on March 13, 2015 and in any other amendments to that preliminary proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting when they become available because they will contain important information, including additional information relating to the Participants. When completed and available, Trian Partners’ definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Trian Partners with the SEC will also be available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016  (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

###